EXHIBIT 3
CONSENT OF INDEPENDENT AUDITORS
We consent to the use of our audit report dated 15 February 2008 to the Minister of Human Resources and Social Development on the consolidated balance sheet of Canada Mortgage and Housing Corporation as at 31 December 2007 and the consolidated statement of income and comprehensive income, equity of Canada and cash flows for the year then ended included in Canada Mortgage and Housing Corporation’s annual report attached to Form 18-K filed pursuant to the Securities Exchange Act of 1934 and to the incorporation by reference of such report in the Registration Statement of Canada Mortgage and Housing Corporation on file with the U.S. Securities and Exchange Commission.

/s/ Ronald C. Thompson	/s/ Ernst & Young LLP
Ronald C. Thompson, FCA Assistant Auditor General for the Auditor General of Canada	Ernst & Young LLP Chartered Accountants Licensed Public Accountants
Ottawa, Canada
13 May 2008